Exhibit 12(b)

December 10, 2012

BlackRock Credit Allocation Income Trust I, Inc.
100 Bellevue Parkway
Wilmington, Delaware 19809

BlackRock Credit Allocation Income Trust IV
100 Bellevue Parkway
Wilmington, Delaware 19809

Ladies and Gentlemen:

We have acted as special counsel to BlackRock Credit Allocation Income Trust IV, a closed-end management investment company organized as a Delaware statutory trust (the “Acquiring Fund”), and to BlackRock Credit Allocation Income Trust I, Inc., a closed-end management investment company organized as a Maryland corporation (the “Target Fund”), in connection with the merger of the Target Fund with and into BTZ Merger Subsidiary, LLC, a direct, wholly-owned subsidiary of the Acquiring Fund (the “Merger Subsidiary”), with the Merger Subsidiary being the surviving entity and holders of common shares of the Target Fund, par value $0.10 (the “Target Fund Shares”), receiving, in cancellation of their Target Fund Shares, solely common shares of the Acquiring Fund, par value $0.001 per share (the “Acquiring Fund Shares”) (collectively, the “Reorganization”), pursuant to the Agreement and Plan of Reorganization, dated December 5, 2012, between the Acquiring Fund, the Target Fund and the Merger Subsidiary (the “Agreement”).  You have requested our opinion regarding whether the Reorganization will be treated for United States federal income tax purposes as a reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Agreement.

In connection with our opinion, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, the Plan of Liquidation and Dissolution between the Merger Subsidiary and the Acquiring Fund, dated December 7, 2012 (the “Plan of Liquidation”), and the N-14 Registration Statement (including the Proxy Statement/Prospectus and the related Statement of Additional Information) prepared with respect to the Reorganization, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth below.  We have assumed that the

BlackRock Credit Allocation Income Trust I, Inc.
BlackRock Credit Allocation Income Trust IV
December 10, 2012

Reorganization will be consummated in accordance with the Agreement, the Plan of Liquidation, the N-14 Registration Statement (including the Proxy Statement/Prospectus and the related Statement of Additional Information) and such other documents, certificates and records.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  We have assumed that such documents, certificates and records are duly authorized, valid and enforceable.

In rendering our opinion, we have also relied upon statements and representations of officers and other representatives of the Target Fund, the Acquiring Fund, and the Merger Subsidiary and have assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief.

In rendering our opinion, we have relied on the Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “Service”) and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time (possibly with retroactive effect).  A change in the authorities upon which our opinion is based could affect our conclusions.  An opinion of counsel is not binding on the Service or any court.  No assurance can be given that the Service would not assert, or that a court would not sustain, a position contrary to this opinion.

Based upon and subject to the foregoing, we are of the opinion that, for United States federal income tax purposes, the Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or any factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, opinion, statement, representation, determination or assumption relied upon herein that becomes incorrect or untrue. Except as set forth above, we express no other opinion.

This opinion is furnished to you solely for your benefit in connection with the Reorganization and may not be relied upon by any other person without our express written permission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP